EXHIBIT 99.2

Execution Version

THIS COMMITMENT LETTER IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE

April 26, 2021

CBL & Associates Properties, Inc.

2030 Hamilton Place Blvd., Suite 500

Chattanooga, Tennessee 37421-6000

Attention:	Stephen Lebovitz, Chief Executive Officer

Jeff Curry, Chief Legal Officer

Email:	Stephen.Lebovitz@cblproperties.com

Jeff.Curry@cblproperties.com

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:	Ray C. Schrock, P.C.

Moshe A. Fink

Rachel L. Foust

Email:	Ray.schrock@weil.com

Moshe.fink@weil.com

Rachael.foust@weil.com

Re:        Commitment Letter (this “Commitment Letter”)

Ladies and Gentlemen:

Starting on November 1, 2020, CBL & Associates Properties, Inc., a corporation incorporated under the laws of Delaware (including as a debtor in possession and a reorganized debtor, as appropriate, the “Company”) and certain of its Affiliates (collectively, the “Debtors” and, together with the Company and certain non-Debtor Affiliates that will pledge assets or provide guarantees in support of new debt instruments, the “Company Parties”) commenced voluntary cases (the “Chapter 11 Cases”) for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). Capitalized terms used but not defined herein shall have the meaning assigned to them in the Restructuring Support Agreement (as defined below).

The Company Parties and each of the Commitment Parties (defined below) (each as a Consenting Creditor) are party to that certain First Amended and Restated Restructuring Support Agreement (including the terms and conditions set forth in the Plan Term Sheet attached as an exhibit thereto), made and entered into on March 21, 2021 (the Plan Term Sheet, the Restructuring Support Agreement and all other exhibits thereto, as may be amended, supplemented or otherwise modified from time to time, collectively, the “Restructuring Support Agreement”), which provides for the restructuring of the Company Parties’ capital structure in the Chapter 11 Cases in accordance with the terms provided in the Plan Term Sheet and pursuant to the Amended Plan (as defined below). On April 15, 2021, the Debtors filed the Amended Joint Chapter 11 Plan of CBL & Associates, Inc. and Its Affiliated Debtors (Docket No. 1058) (as may be amended, supplemented, or otherwise modified from time to time, the “Amended Plan”).

You have requested that each of the undersigned parties (each, a “Commitment Party” and, collectively, the “Commitment Parties”), deliver a commitment to purchase the New Money Convertible Notes on the Effective Date in the principal amount and for a purchase price set forth opposite such Commitment Party’s name on Schedule 1 hereto. The parties agree that the delivery of this Commitment Letter by the Commitment Parties satisfies such delivery obligation under the Restructuring Support Agreement, and further, that certain of the procedures related to the issuance of the New Money Convertible Notes referenced in the Plan Term Sheet are similarly satisfied, without the need for the issuance of subscription rights pursuant to a rights offering.

1. Commitment

In connection with the foregoing, each of the Commitment Parties hereby commits, severally (and not jointly and severally), on the Effective Date, to purchase New Money Convertible Notes (the terms of which are described in the Plan Term Sheet) on the terms, and subject to the conditions, set forth in this Commitment Letter, in the principal amount and for the purchase price (“Funding Amount”) set forth opposite such Commitment Party’s name on Schedule 1 hereto. The commitment of each Commitment Party to purchase New Money Convertible Notes set forth in, and subject to the terms and conditions of, this Commitment Letter shall be referred to as such Commitment Party’s “Commitment,” and all of the Commitment Parties’ Commitments, which reflect an aggregate purchase price equal to $50,000,000, shall be referred to, collectively, as the “Commitments”. No Commitment Party shall be required to fund the commitment of another Commitment Party. In the event any Commitment Party fails to fund its Commitment made (a) in its capacity as a Consenting Crossholder (a “Defaulting Consenting Crossholder”), the non-defaulting Commitment Parties that are Consenting Crossholders may, at their option, make arrangements for one or more of such non-defaulting Commitment Parties to purchase all or part of such defaulted Commitment, and (b) in its capacity as a member of the Steering Committee (a “Defaulting Steering Member” and together with the Defaulting Consenting Crossholder, a “Defaulting Commitment Party”), the non-defaulting Commitment Parties that are members of the Steering Committee may, at their option, make arrangements for one or more of such non-defaulting Commitment Parties to purchase all or part of such defaulted Commitment.

Notwithstanding anything in this Commitment Letter to the contrary, any Commitment Party, in its sole discretion, may designate that some or all of the New Money Convertible Notes be issued in the name of, and delivered to, one or more of its Affiliates or to any fund, account, sub-account or investment vehicle that is controlled, managed, advised and/or sub-advised by such Commitment Party, an Affiliate or related funds/accounts of such Commitment Party, or the same entity that manages or advises such Commitment Party (each, including for the avoidance of doubt any Affiliates, a “Related Fund”).

2. Funding

Two (2) Business Days prior to the Effective Date (the “Funding Date”), New York City time, each Commitment Party (other than those who are prohibited or restricted under applicable fund policies (including registered investment companies under the Investment Company Act of 1940, as amended) from paying or delivering funds prior to the Effective Date (each such Commitment Party, an “Investment Company”) that has notified the Company in writing prior to the Funding Date), shall deliver and pay, or cause to be delivered and paid, its aggregate Funding Amount by wire transfer in immediately available funds in U.S. dollars into the Escrow Account in satisfaction of such Commitment Party’s Commitment, unless otherwise agreed between any such Commitment Party and the Company. The “Escrow Account” shall be an escrow account designated in an escrow agreement with an escrow agent, each of such escrow agreement and escrow agent shall be reasonably satisfactory to the Commitment Parties and the Company. The Escrow Agent may not use any of the funds received in the Escrow Account for any purpose prior to its release to the Company at the Closing (defined below) and may not encumber or permit such funds to be encumbered with any lien or similar encumbrance. The funds held in the Escrow Account shall not be deemed part of the Company’s bankruptcy estate. If the Closing does not occur and this Commitment Letter is terminated in accordance with its terms, the funds held in the Escrow Account shall be released, and each Commitment Party shall receive from the Escrow Account the cash amount actually funded to the Escrow Account by such Commitment Party, without interest, as promptly as practical after such termination in accordance with the terms of the escrow agreement. On the Effective Date, each Commitment Party that is an Investment Company and that has notified the Company as set forth above, shall deliver and pay its respective Funding Amount by wire transfer of immediately available funds in U.S. dollars to a segregated bank account of the Company designated in writing prior to the Funding Date by the Company to the Investment Company, or make other arrangements that are acceptable to the applicable Investment Company and the Company, in satisfaction of such Commitment Party’s obligations hereunder. Each applicable Investment Company shall use commercially reasonable efforts to commence sending wire transfers to such account as soon as reasonably practicable on the date of Closing.

3. Conditions and Closing

The several obligation of each Commitment Party to purchase New Money Convertible Notes on the Effective Date pursuant to its Commitment shall be subject to the satisfaction of the conditions precedent set forth in Exhibit A, each of which may be waived in whole or in part in writing (which may be by email and conveyed by counsel) by each of the Commitment Parties.

Subject to the satisfaction or waiver of the conditions set forth in Exhibit A, the closing of the Commitments pursuant to this Commitment Letter (the “Closing”) shall take place via electronic mail in portable document format (.pdf), on the Effective Date.

On the Effective Date, in accordance with the Amended Plan, the New Notes Issuer will issue the New Money Convertible Notes to each Commitment Party (or to its Related Fund) against payment of such Commitment Party’s Funding Amount. The New Money Convertible Notes will be delivered into the account of the applicable Commitment Party or its Related Fund through the facilities of DTC, which account shall be specified in writing by the Commitment Party to the Company no later than two (2) Business Days prior to the Effective Date.

4. Representations and Warranties

Each Commitment Party hereby represents and warrants as to itself only that: (i) it is duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation or organization; (ii) it has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Commitment Letter and to perform its obligations hereunder; (iii) this Commitment Letter does not violate or represent a breach of, or constitute a default under, any law, regulation or order applicable to it, or any of its articles of association, memorandum of association or other constitutional documents; and (iv) this Commitment Letter constitutes the valid and legally binding obligation of such Commitment Party, enforceable against such Commitment Part in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles related to enforceability.

5. Termination

Unless earlier terminated in accordance with this Commitment Letter, this Commitment Letter and the Commitments contemplated hereby shall terminate automatically and immediately, without a need for any further action on the part of (or notice provided to) any Person, upon the earliest to occur of (a) the revocation or reversal of the Confirmation Order pursuant to an order of the Bankruptcy Court (or other court of competent jurisdiction), (b) the termination of the Restructuring Support Agreement, and (c) consummation of the transactions contemplated hereby.

This Commitment Letter and all of the Commitments contemplated hereby may be terminated by the written consent of the Company Parties and each of the Commitment Parties. Upon the termination of this Commitment Letter, (i) each Commitment Party shall be released from its commitments, undertakings and agreements under or related to this Commitment Letter (other than those commitments, undertaking and agreements that survive termination of this Commitment Letter), (ii) other than in respect of termination resulting from consummation of the transactions contemplated hereby, if applicable, any amounts funded shall be returned to the applicable Commitment Party, without interest, as soon as reasonably practicable following such termination, and (iii) there shall be no further liability or obligation on the part of any Commitment Party with respect to its respective Commitments or this Commitment Letter. For the avoidance of doubt, the automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be deemed waived or modified solely for purposes of providing notice or exercising termination rights hereunder and under the Restructuring Support Agreement and shall not prohibit a party from taking any action necessary to effectuate the termination of this Commitment Letter pursuant to and in accordance with its terms.

6. Indemnification

(a)           Whether or not the transactions contemplated hereby or in the Amended Plan are consummated or any of the other Restructuring Transactions are consummated, the Company Parties hereby agree, jointly and severally, to indemnify and hold harmless each of the Commitment Parties and each of their respective Related Funds, stockholders, equity holders, members, partners, managers, officers, directors, employees, attorneys, accountants, financial advisors, consultants, agents, advisors and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, imposed on, sustained, incurred or suffered by, or asserted against, any Indemnified Party as a result of or arising out of or in any way related to, directly or indirectly, this Commitment Letter or the Commitments, or any material breach by the Company Parties of their obligations under this Commitment Letter or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Party is a party thereto and whether or not any such claim, litigation, investigation or proceeding is brought by the Company Parties or any of their respective Affiliates or other related parties, and to reimburse each such Indemnified Party for the reasonable and documented legal or other out-of-pocket costs and expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing; provided, that the foregoing indemnification will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or expenses (i) as to a Defaulting Commitment Party or its Related Funds related to a default by such Defaulting Commitment Party or its Related Funds, or (ii) to the extent they are determined by a final, non-appealable decision by a court of competent jurisdiction to have resulted from any act by such Indemnified Party that constitutes gross negligence, fraud or willful misconduct. All amounts to be paid or contributed by the Company Parties pursuant to this paragraph shall constitute allowed administrative expenses against the Company Parties’ estates under the Bankruptcy Code.

(b)           The Company Parties also agree that no Indemnified Party shall have liability (whether direct or indirect, in contract, tort or otherwise) to the Company Parties or any of its subsidiaries or any shareholder or creditors, any Person asserting claims on behalf of or in right of the Company Parties, or any other Person in connection with or as a result of this Commitment Letter, except as to any Indemnified Party to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company Parties solely resulted from the gross negligence, fraud or willful misconduct of such Indemnified Party, as determined by a final, non-appealable decision by a court of competent jurisdiction.

(c)           Each Commitment Party shall only have liability to the Company Parties (and not to any other Commitment Party or person) and shall be liable solely in respect of its individual Commitment, on a several, and not joint, basis with any other Commitment Party. None of the Indemnified Persons, the Company Parties, or their respective directors, officers, employees, advisors, and agents shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter or the transactions contemplated hereby; provided, that nothing contained in this sentence shall limit the Company Parties’ indemnity obligations to the extent set forth in paragraph 6(a).

(d)           The terms set forth in this paragraph 6 shall survive termination of this Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated hereby or by the Amended Plan are consummated.

7. Absence of Fiduciary Relationship, Affiliate Activities.

(a)           Each party hereto acknowledges and agrees that (i) no fiduciary, advisory or agency relationship between (x) the Company or any of the Company Parties on the one hand and the Commitment Parties on the other hand or (y) a Commitment Party and any other Commitment Party, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising the Company or the Company Parties or each other Commitment Party on any other matters, (ii) the Commitment Parties, on the one hand, and the Company Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Company Parties rely on, any fiduciary duty to the Company Parties or any of their Affiliates on the part of the Commitment Parties, and the Company Parties waive, to the fullest extent permitted by Law, any claims the Company Parties may have against any Commitment Party for breach of duty or alleged breach of any fiduciary duty on the part of the Commitment Parties and agree that no Commitment Party will have any liability (whether direct or indirect) to the Company Parties in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on the Company Parties’ behalf, including equity holders, employees or creditors, in each case, in respect of any of the transactions contemplated by this Commitment Letter, (iii) the Company Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent such persons have deemed appropriate, (iv) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Company Party, any other Commitment Party, or any of the Commitment Parties’ respective Related Funds, (v) each Commitment Party has independently evaluated the merits and risks of its decision to enter into this agreement and except for the representations expressly set forth in the Disclosure Statement, this Commitment Letter or any other Definitive Documentation and/or any other documents or instruments delivered in connection herewith or in respect of the Restructuring Transactions, each Commitment Party disclaims reliance on any representations or warranties, either express or implied, by or on behalf of the Company Parties (vi) no Commitment Party or any of its Related Funds shall have any duty to the other Commitment Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Commitment Parties any information relating to New Notes Issuer, the Company Parties or any of their Subsidiaries that may have been communicated to or obtained by such Commitment Party or any of its Related Funds in any capacity, (vii) no Commitment Party may rely, and each Commitment Party confirms that it has not relied, on any due diligence investigation that any other Commitment Party or any Person acting on behalf of such other Commitment Party may have conducted with respect to New Notes Issuer, the Company Parties or any of their Affiliates or any of their respective securities and (viii) none of the Commitment Parties or their Related Funds has any obligation or duty (including any implied duty) to the Company Parties or their Affiliates or to any other Commitment Party or Related Funds with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and the Company Parties or any such Related Fund.

(b)           Additionally, each party hereto acknowledges and agrees that none of the Company Parties or any Commitment Party is advising any other party as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. Each party agrees to consult with its own advisors concerning such matters and shall be responsible for making is own independent investigation and appraisal of the transactions contemplated by this Commitment Letter, and no party shall have any responsibility or liability to any other party with respect thereto, other than as expressly contemplated hereunder. Any review by the Commitment Parties of the transactions contemplated by this Commitment Letter or other matters relating thereto will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of the Company Parties or any of its Affiliates.

(c)           Notwithstanding anything herein to the contrary, the duties and obligations of the Commitment Parties under this Commitment Letter shall be several, not joint, with respect to each Commitment Party. No party shall have any responsibility by virtue of this Commitment Letter for any trading by any other entity. The Commitment Parties represent and warrant that as of the date hereof and for so long as this Commitment Letter remains in effect, the Commitment Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Company Parties. No prior history, pattern, or practice of sharing confidences among or between the parties shall in any way affect or negate this agreement or understanding, and each Commitment Party shall be entitled to independently protect and enforce its rights, including the rights arising out of this Commitment Letter, and it shall not be necessary for any other Commitment Party to be joined as an additional party in any proceeding for such purpose. Nothing contained in this Commitment Letter, and no action taken by any Commitment Party pursuant hereto is intended to constitute the Commitment Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any Commitment Party is in any way acting in concert or as a member of a “group” with any other Commitment Party within the meaning of Rule 13d-5 under the Exchange Act. For the avoidance of doubt, no Commitment Party shall, nor shall any action taken by a Commitment Party pursuant to this Commitment Letter, be deemed to be acting in concert or as any group with any other Commitment Party with respect to the obligations under this Commitment Letter nor shall this Commitment Letter create a presumption that the Commitment Parties are in any way acting as a group. The decision to commit to enter into the transactions contemplated by this Commitment Letter has been made independently.

8. Miscellaneous

This Commitment Letter shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties and is not intended and does not confer any benefits upon, or create any rights in favor or, any Person other than the parties hereto and the Indemnified Parties to the extent expressly set forth herein. Neither this Commitment Letter nor any of the rights, interests or obligations under this Commitment Letter shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the Company and each of the Commitment Parties. Notwithstanding the immediately preceding sentence, any Commitment Party’s rights, obligations or interests hereunder may be freely assigned, delegated or transferred, in whole or in part, by such Commitment Party to (a) any Related Fund of such Commitment Party or (b) any other Commitment Party; provided, that any such assignee, delegate or transferee agrees in writing prior to such assignment, delegation or transfer to be bound by the terms hereof in the same manner as the assigning, delegating or transferring Commitment Party with respect to the rights, obligations and/or interests so assigned, delegated or transferred. Notwithstanding the foregoing or any other provision herein, no such assignment, delegation or transfer will relieve the assigning, delegating or transferring Commitment Party of its obligations hereunder if any such assignee, delegate or transferee fails to perform such obligations.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.

This Commitment Letter (and the agreements referenced in this Commitment Letter, including the Restructuring Support Agreement) set forth the entire understanding of the parties with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings (written or oral) among the parties related to the subject matter hereof.

THIS COMMITMENT LETTER IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Notwithstanding the foregoing consent to jurisdiction in either a state or federal court of competent jurisdiction in the State of New York, Borough of Manhattan, each of the parties hereby agrees that, so long as the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Commitment Letter. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Commitment Letter, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Commitment Letter: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any party hereto.

EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE. Except as prohibited by law, the Company Parties hereby waive any right which they may have to claim or recover in any action or claim referred to in the immediately preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Company Parties (a) certifies that none of the Commitment Parties nor any representative of any of the Commitment Parties has represented, expressly or otherwise, that the Commitment Parties would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in entering into this Commitment Letter, the Commitment Parties are relying upon, among other things, the waivers and certifications contained in this paragraph.

The indemnification, jurisdiction, governing law, no agency or fiduciary duty, waiver of jury trial, service of process, venue provisions contained herein and the other provisions set forth in this paragraph 8 shall remain in full force and effect notwithstanding the termination of this Commitment Letter or the Commitments.

If any provision of this Commitment Letter is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Commitment Letter will remain in full force and effect. Any provision of this Commitment Letter held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

It is understood and agreed by the parties that money damages would be an insufficient remedy for any breach of this Commitment Letter by any party, and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

●	if to a Company Party, to the address set forth at the beginning of this Commitment Letter;

●	if to a Commitment Party, to the address set forth on the signature page for such Commitment Party, with a copy, which shall not constitute notice, to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036-6745

Attention:	Michael S. Stamer

Meredith A. Lahaie

Daniel G. Walsh

Email addresses:	mstamer@akingump.com mlahaie@akingump.com dwalsh@akingump.com

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-0905

Attention:	Thomas Lauria

Brian Pfeiffer

Michael Shepherd

Email addresses:	tlauria@whitecase.com brian.pfeiffer@whitecase.com mshepherd@whitecase.com

Any notice given by delivery, mail, or courier shall be effective when received.

The parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the transactions contemplated hereby.

Except as expressly provided in this Commitment Letter, (a) nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each party to protect and preserve its rights, remedies and interests, including claims against or interests in the Company or other parties, or its full participation in the Chapter 11 Cases, and (b) the parties each fully preserve any and all of their respective rights, remedies, claims and interests upon a termination of this Commitment Letter. Further, nothing in this Commitment Letter shall be construed to prohibit any party hereto from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are consistent with this Commitment Letter, the Restructuring Support Agreement, and the Amended Plan, and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying or preventing the consummation of the transactions contemplated by the Amended Plan.

Except as otherwise agreed in writing by the parties hereto or as required by the Restructuring Support Agreement, the Company shall not (i) use the name of any Commitment Party in any press release without such Commitment Party’s prior written consent or (ii) disclose to any person or entity, other than legal, accounting, financial and other advisors to the Company Parties, the principal amount or percentage of the Commitment held by any Commitment Party or any of its respective subsidiaries or affiliates; provided, however, that that the Company shall be permitted to file a complete copy of this Commitment Letter with the Bankruptcy Court with schedules hereto redacted.

This Commitment Letter and the transactions contemplated herein are part of a proposed settlement of a dispute between the parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Section 408 of the U.S. Federal Rules of Evidence and any applicable state rules of evidence, this Commitment Letter, the Restructuring Support Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding, except to the extent filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Cases (other than a proceeding to approve or enforce the terms of this Commitment Letter).

Notwithstanding anything that may be expressed or implied in this Commitment Letter, and notwithstanding the fact that certain of the parties may be partnerships or limited liability companies, each party covenants, agrees and acknowledges that no recourse under this Commitment Letter or any documents or instruments delivered in connection with this Commitment Letter shall be had against any former, current or future directors, officers, agents, attorneys, Affiliates, general or limited partners, members, managers, employees, stockholders or equity holders of any party, or any former, current or future directors, officers, agents, attorneys, Affiliates, employees, general or limited partners, members, managers, employees, stockholders or equity holders of any of the foregoing, as such (any such Person, a “No Recourse Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or Affiliates or otherwise, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any No Recourse Party for any obligation of any party under this Commitment Letter for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

This Commitment Letter may not be amended or modified, or any provision hereof waived, except by an instrument in writing signed by the Company Parties and each of the Commitment Parties; provided, however, that where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Commitment Letter, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if it is conveyed in writing (including electronic mail) between counsel to the Commitment Parties and counsel to the Company Parties without representations or warranties of any kind on behalf of such counsel, it being understood that such communication between counsel shall not limit or modify any of the rights that any of the Commitment Parties have to agree to such consent, acceptance, approval, or waiver.

The Company Parties and each of the Commitment Parties hereby acknowledge that each Commitment Party and its Related Funds are in the business of making investments in and otherwise engaging in businesses which may or may not be in competition with the Company Parties and/or the other Commitment Parties, and that this Commitment Letter and the Commitment made by such Commitment Party hereunder in no way limits or restricts the ability of such Commitment Party or any of its Related Funds, now or at any time in the future, with regard to making such investments or engaging in such businesses.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts of this Commitment Letter.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

Aegon USA Investment Management, LLC

By:	/s/ Andrew Scriven
Name: Andrew Scriven
Title: Authorized Signatory

Notice Information:

Address:	227 W Monroe, Suite 6000
Chicago, IL 60606
Attention:
Email: ascriven@aegonam.com

[Signature Page to Commitment Letter]

Very truly yours,

AURELIUS CAPITAL MASTER, LTD.

By:	/s/ Eleanor Chan
Name: Eleanor Chan
Title: Authorized Signatory

Notice Information:

Address:
Aurelius Capital Master, Ltd.
c/o Aurelius Capital Management, LP 535 Madison Avenue, 31st Floor New York, New York 10022 USA Attention: Eleanor Chan; David Pena Emails: echan@aurelius-capital.com
dpena@aurelius-capital.com

[Signature Page to Commitment Letter]

Very truly yours,

Canyon Capital Advisors LLC
(on behalf of its participating clients)

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

Notice Information:

Address:	2000 Avenue of the Stars, 11th Floor Los Angeles, CA 90067

Attention: General Counsel
Email: legal@canyonpartners.com

[Signature Page to Commitment Letter]

Very truly yours,

Cetus Capital

By:	/s/ Robert Davis
Name: Robert Davis
Title: Managing Director

Notice Information:

Address:	8 Sound Shore Drive, Suite 303
Greenwich, CT 06830

Attention:
Email: rdavis@cetuscap.com

[Signature Page to Commitment Letter]

Very truly yours,

Fidelity Securities Fund: Fidelity Real
Estate Income Fund

By:	/s/ Jim Wegmann
Name: Jim Wegmann
Title: Authorized Signatory

Notice Information:

Address:	245 Summer Street
Boston, MA 02110

Attention:
Email:	Daniel.chisholm@fmr.com
with a copy to:
Nate.vanduzer@fmr.com

[Signature Page to Commitment Letter]

Very truly yours,

Fidelity Securities Fund: Fidelity Series
Real Estate Income Fund

By:	/s/ Jim Wegmann
Name: Jim Wegmann
Title: Authorized Signatory

Notice Information:

Address:	245 Summer Street
Boston, MA 02110

Attention:
Email:	Daniel.chisholm@fmr.com
with a copy to:
Nate.vanduzer@fmr.com

[Signature Page to Commitment Letter]

Very truly yours,

Fidelity Salem Street Trust: Fidelity
Strategic Real Return Fund

By:	/s/ Jim Wegmann
Name: Jim Wegmann
Title: Authorized Signatory

Notice Information:

Address:	245 Summer Street
Boston, MA 02110

Attention:
Email:	Daniel.chisholm@fmr.com
with a copy to:
Nate.vanduzer@fmr.com

[Signature Page to Commitment Letter]

Very truly yours,

Oaktree Capital Management, L.P.

solely on behalf of certain managed funds and accounts within its Distressed Debt and Value Opportunities strategies

By:	/s/ Ross Rosenfelt
Name: Ross Rosenfelt
Title: Managing Director

By:	/s/ Kaj Vazales
Name: Kaj Vazales
Title: Managing Director

Notice Information:

Address:	333 South Grand Ave., 28th Floor
Los Angeles, CA 90071

Attention:
Email:	rrosenfelt@oaktreecapital.com
kvazales@oaktreecapital.com

[Signature Page to Commitment Letter]

Very truly yours,

Commitment Parties for which Pacific Investment Management Company LLC serves as investment manager, adviser or sub-adviser[1]

By: Pacific Investment Management Company LLC, as investment manager, adviser or sub-adviser
By:	/s/ Alfred T. Murata
	Name:	Alfred T. Murata
	Title:	Managing Director

Notice Information:

Address:
650 Newport Center Drive
Newport Beach, CA 92660

Email: controlgroupNB@pimco.com

1 The obligations arising out of this instrument are several and not joint with respect to each participating Commitment Party, in accordance with its Commitment, and the parties agree not to proceed against any Commitment Party for the obligations of another. To the extent a Commitment Party is a registered investment company (“Trust”) or a series thereof, a copy of the Declaration of Trust of such Trust is on file with the Secretary of State of The Commonwealth of Massachusetts or Secretary of State of the State of Delaware. The obligations of or arising out of this instrument are not binding upon any of such Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its Commitment. If this instrument is executed by or on behalf of a Trust on behalf of one or more series of the Trust, the assets and liabilities of each series of the Trust are separate and distinct and the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf this instrument is executed. If this agreement is being executed on behalf of more than one series of a Trust, the obligations of each series hereunder shall be several and not joint, in accordance with its Commitment, and the parties agree not to proceed against any series for the obligations of another.

The obligations of or arising out of this instrument are not binding upon the trustee of PIMCO Bermuda Trust, PIMCO Bermuda Trust II, PIMCO Bermuda Trust IV (the “Bermuda Trusts”), PIMCO Cayman Trust (“Cayman Trust”) or any officer, director, employee, agent or servant or any other person appointed by the trustee, or unitholders individually, but are binding solely upon the assets and property of the Bermuda Trusts and Cayman Trust in accordance with their proportionate interest hereunder. If this instrument is executed by or on behalf of the Bermuda Trusts and Cayman Trust on behalf of one or more series of the Bermuda Trusts and Cayman Trust, the assets and liabilities of each series of the Bermuda Trusts and Cayman Trust are separate and distinct and the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf this instrument is executed.

PIMCO Funds: Global Investors Series plc is an Irish umbrella company with segregated liability between sub-funds. As a result, as a matter of Irish law, any liability attributable to a particular sub-fund may only be discharged out of the assets of that sub-fund and the assets of other sub-funds may not be used to satisfy the limited liability of that sub-fund.

To the extent a Commitment Party is a trust established under the laws of a province or territory of Canada (a “Canadian Trust”), the obligations of or arising out of this instrument are not binding upon (i) the Canadian Trust’s trustee or investment fund manager, (ii) any officer, director, employee or agent of the Canadian Trust’s trustee or investment fund manager, or (iii) any unitholder of the Canadian Trust, but are binding solely upon the property of the Canadian Trust in accordance with the terms of this Commitment Letter.

[Signature Page to Commitment Letter]

ACKNOWLEDGED, AGREED AND ACCEPTED:

On behalf of the Company Parties:

CBL & ASSOCIATES LIMITED PARTNERSHIP,

By: CBL Holdings I, Inc. its general partner

By:	/s/ Farzana Khaleel
Name: Farzana Khaleel
Title: Executive Vice President and Chief Financial Officer

-and-

CBL & ASSOCIATES PROPERTIES, INC.

By:	/s/ Farzana Khaleel
Name: Farzana Khaleel
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Commitment Letter]

EXHIBIT A

CONDITIONS PRECEDENT

(i)              The Restructuring Support Agreement shall not have been terminated (or be subject to an uncured termination notice in accordance with the Restructuring Support Agreement) and shall be in full force and effect.

(ii)             The Bankruptcy Court shall have entered the Confirmation Order in a form and substance consistent with the Restructuring Support Agreement, and the Confirmation Order shall be a Final Order.

(iii)            The Company Parties shall have complied with the terms of the Amended Plan that are to be performed by any of the Company Parties prior to the Effective Date, and the conditions to the occurrence of the Effective Date (other than any conditions related to the occurrence of the Effective Date and the related Restructuring Transactions) set forth in the Amended Plan shall have been satisfied or waived in accordance with the terms thereof.

(iv)           The sale and issuance of the New Money Convertible Notes shall occur, or shall be deemed to have occurred concurrently with the Effective Date;

(v)            The New Notes Issuer shall have been duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and shall have the requisite power and authority (corporate or otherwise) to enter into, execute and deliver each document or agreement to which it is a party.

(vi)            (w) The New Convertible Notes Indenture among the New Notes Issuer, as issuer, the guarantors party thereto, and the trustee and collateral agent under the New Convertible Notes Indenture, to be dated as of the Effective Date (the “New Convertible Notes Indenture”), (x) the related security documents and agreements, pledge agreements, collateral assignments and collateral documents and (y) any and all other documentation and agreements relating to the Amended Plan, the New Money Convertible Notes and the transactions contemplated by this Commitment Letter and by the Amended Plan, each of which shall be subject to the consent rights set forth in the Restructuring Support Agreement, shall have been duly executed and delivered by the New Notes Issuer and the other parties thereto (except for mortgage documents or other filings necessary to perfect the liens on collateral securing the New Convertible Notes that are expressly permitted to be made pursuant to the New Convertible Notes Indenture and/or related security documents and agreements on a post-Effective Date basis) and will constitute valid and binding obligations of the New Notes Issuer and such other relevant parties, as applicable, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

(vii)           The Company Parties shall have taken all necessary actions with the trustee under the New Convertible Notes Indenture and The Depository Trust Company (“DTC”) to have the New Money Convertible Notes be issued in book-entry form, and shall notify the Commitment Parties of any actions required to be taken by, or on behalf of the Commitment Parties through their respective brokers or agent, for the New Money Convertible Notes purchased by the Commitment Parties on the Effective Date to be credited to the respective accounts of the Commitment Parties in accordance with applicable procedures of DTC.

Exhibit A-1

(viii)         The Company Parties, guarantors and the New Notes Issuer, as applicable, shall have executed and delivered such certificates and other ancillary and other documents required to be delivered in connection with the execution of the New Convertible Notes Indenture, the New Notes Indenture and the New Bank Credit Agreement, and the documentation governing the New Bank Credit Agreement and the New Notes, each of which shall be subject to the consent rights set forth in the Restructuring Support Agreement, and the closing of the transactions and effectiveness of the New Bank Credit Agreement and the documentation governing the New Notes shall have occurred or occurred substantially concurrently with the occurrence of the Effective Date.

(ix)            Subject to the requirements of applicable local laws, each security document, when executed and delivered in connection with the issuance of the New Money Convertible Notes, is effective to create in favor of the collateral agent under the New Convertible Notes Indenture for the benefit of itself, the trustee under the New Convertible Notes Indenture and the holders of the New Money Convertible Notes, a legal, valid and enforceable security interest in the collateral described therein except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability. Upon completion of the delivery, filing and other actions specified in the relevant security documents, the collateral agent under the New Convertible Notes Indenture shall have a fully perfected Lien on, and security interest in, all right, title and interest of the New Notes Issuer and the guarantors (other than CBL & Associates Properties, Inc. and CBL & Associates Properties Limited Partnership) under the New Convertible Notes Indenture in such collateral (to the extent a security interest in such collateral can be perfected through taking of such actions), as security for the obligations under the New Convertible Notes Indenture.

(x)             The guarantees by the guarantors of the New Money Convertible Notes (the “Guarantees”) on the Effective Date when issued will be in the respective forms contemplated by the New Convertible Notes Indenture governing such Guarantee and have been duly authorized for issuance pursuant to the New Convertible Notes Indenture governing such Guarantee; the Guarantees, at the Effective Date, shall have been duly executed by each of the guarantors of the New Money Convertible Notes and, when the applicable New Money Convertible Notes have been authenticated in the manner provided for in the New Convertible Notes Indenture governing such Guarantee and issued and delivered against payment of the purchase price therefor, such Guarantee will constitute a valid and binding agreement of the applicable guarantor, enforceable against such guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

(xi)            On the Effective Date, other than (x) the New Common Stock issued pursuant to and in accordance with the terms of the Amended Plan, (y) the New Common Stock reserved for issuance upon conversion of the New Money Convertible Notes in accordance with the New Convertible Notes Indenture, and (z) the New Common Stock that are reserved for issuance upon exercise of stock options or other rights to acquire or purchase shares of New Common Stock granted by the New Board in connection with the Management Incentive Plan in accordance with the Amended Plan, no shares of New Common Stock or pre-emptive rights, rights of first refusal, subscription and similar rights to acquire equity securities of the Reorganized Debtors will be outstanding or in effect.

Exhibit A-2